Exhibit 5.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Amendment No. 1 to Registration Statement No. 333-57276 on Form S-6 of our report dated May 7, 2001, relating to the statement of condition of Equity Investor Fund, Standard & Poor's Intrinsic Value Portfolio 2001 Series A, Defined Asset Funds and to the reference to us under the heading "How The Fund Works—Auditors" in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
 New York, NY
May 7, 2001